Exhibit 99.1

NEWS FROM:

INDUS REALTY TRUST, INC.

CONTACT:

Anthony Galici

Executive Vice President, Chief Financial Officer

(860) 286-1307

agalici@indusrt.com

Ashley Pizzo

Vice President, Capital Markets & Investor Relations

(212) 218-7914

apizzo@indusrt.com

INDUS ANNOUNCES 2021 THIRD QUARTER RESULTS

NEW YORK, NEW YORK (November 4, 2021) INDUS Realty Trust, Inc. (Nasdaq: INDT) (“INDUS” or the “Company”), a U.S. based industrial/logistics REIT, today reported financial results for the three months ended September 30, 2021 (the “2021 third quarter”).

2021 Third Quarter & Recent Highlights

●	Net loss of $3.5 million, or $0.46 per basic and diluted share, for the 2021 third quarter compared to a net loss of $0.7 million for the three months ended September 30, 2020 (the “2020 third quarter”)
●	Core Funds from Operations (“Core FFO”)[1] of $4.0 million, or $0.51 per diluted share, for the 2021 third quarter as compared to $3.6 million for the 2020 third quarter
●	Net Operating Income (“NOI”)[1] and Cash Net Operating Income (“Cash NOI”)[1] from industrial/logistics properties of $7.1 million and $6.4 million, respectively, for the 2021 third quarter as compared to $6.3 million and $5.6 million, respectively, for the 2020 third quarter
●	Industrial/logistics portfolio was 95.4% leased; stabilized[2] industrial/logistics portfolio was 99.4% leased
●	Weighted average rent growth on new and renewal leases of 20.0% on a straight-line basis[3],[4]
●	Acquired a fully-leased industrial/logistics building in Lakeland, Florida (139,500 square feet) for a purchase price of $17.8 million, before transaction costs
●	Entered into separate agreements to acquire an under-construction, 184,000 square foot industrial/logistics two-building portfolio in Nashville, Tennessee for a purchase price of $31.5 million and 10.6 acres of undeveloped land in the Lehigh Valley of Pennsylvania for a purchase price of $2.25 million
●	Entered into an agreement to acquire, for a purchase price of $14.6 million, a 128,000 square foot, fully-leased, industrial/logistics building in Charlotte, North Carolina and, subsequent to quarter end, closed on the acquisition
●	Entered into three separate non-binding letters of intent (“LOIs”) for three industrial/logistics buildings totaling approximately 690,000 square feet for a combined purchase price of approximately $77.8 million and, subsequent to quarter end, entered into two separate purchase agreements for two of the three industrial/logistics buildings and remained a party under one non-binding LOI for the third building
●	Entered into an agreement for a new secured revolving credit facility of up to $100 million to replace the Company’s former revolving credit facility and acquisition facility
●	Subsequent to quarter end, completed an underwritten public offering and issued 2,443,228 shares of common stock, inclusive of an option exercised by the underwriters to purchase additional shares, for net proceeds of $152.8 million

1 Core FFO, Core FFO per share, NOI and Cash NOI are not financial measures in conformity with generally accepted accounting principles in the United States of America (“U.S. GAAP”). For additional information, see “Note Regarding Non-GAAP Financial Measures.”

2 Stabilized Properties reflect buildings that have reached 90% leased or have been in service for at least one year since development completion or acquisition date, whichever is earlier. 7800 Tuckaseegee Road, which was 50.1% leased as of September 30, 2021, was acquired on June 28, 2021, and is not included in the Stabilized Properties pool for the 2021 third quarter.

3 Leasing metrics are for industrial/logistics properties only and exclude new and renewal leases that have an initial term of twelve months or less, as well as leases for first generation space on properties acquired or developed by INDUS.

4 Weighted average rent growth reflects the percentage change of annualized rental rates between the previous leases and the current leases. The rental rate change on a straight-line basis represents average annual base rental payments on a straight-line basis for the term of each lease including free rent periods. Cash basis rent growth represents the change in starting rental rates per the lease agreement on new and renewal leases signed during the period, as compared to the previous ending rental rates for that same space. The cash rent growth calculation excludes free rent periods.

2021 Third Quarter Results of Operations

INDUS reported total rental revenue of approximately $10.8 million in the 2021 third quarter, as compared to approximately $9.7 million for the 2020 third quarter. The approximately $1.1 million increase in rental revenue year-over-year was principally due to acquisitions of new industrial/logistics buildings acquired during the year as well as, to a lesser extent, new leases of first generation space and second generation leases in the 2021 third quarter that were either not in place or were in place for only a portion of the 2020 third quarter.

NOI from industrial/logistics properties, which is defined as rental revenue less operating expenses of rental properties and real estate taxes, increased to approximately $7.1 million in the 2021 third quarter, from approximately $6.3 million in the 2020 third quarter. NOI from industrial/logistics properties on a cash basis (“Cash NOI”) for the 2021 third quarter was approximately $6.4 million, as compared to approximately $5.6 million for the comparable prior year period. The increases in NOI and Cash NOI from industrial/logistics properties both principally reflected the increase in rental revenue as described above, offset slightly by higher real estate taxes.

NOI and Cash NOI for INDUS’s industrial/logistics properties was as follows:

($ in 000s)	For the Three Months Ended			For the Nine Months Ended
	Sep. 30, 2021	Sep. 30, 2020	Increase	Sep. 30, 2021	Sep. 30, 2020	Increase
Industrial/logistics portfolio:
NOI	$7,136	$6,343	12.5%	$19,923	$17,758	12.2%
Cash NOI	$6,387	$5,570	14.7%	$18,375	$16,190	13.5%

INDUS incurred a net loss of approximately $3.5 million, or $0.46 per basic and diluted share, in the 2021 third quarter, as compared to a net loss of approximately $0.7 million for the 2020 third quarter. The largest factor contributing to the higher net loss was an impairment charge in the 2021 third quarter of $3.0 million on certain office/flex properties that are currently under agreement for sale as well as an approximately $2.0 million charge for a change in the fair value of financial instruments, partially offset by a gain on the sale of real estate assets.

Core FFO for the 2021 third quarter was approximately $4.0 million, or $0.51 per diluted share, as compared to approximately $3.6 million in the 2020 third quarter. Core FFO was driven higher principally by increased NOI from industrial/logistics properties in the 2021 third quarter as compared to the 2020 third quarter, for the reasons mentioned above.

Industrial/Logistics Leasing Activity

INDUS reported the following metrics for its industrial/logistics portfolio for the 2021 third quarter:

			Weighted	Weighted	Weighted Avg. Rent
			Avg. Lease	Avg. Lease	Growth
	Number	Square	Term in	Costs PSF	Straight-line	Cash
	of Leases	Feet	Years	per Year[5]	Basis	Basis
New Leases	2	115,000	4.9	$ 0.44	27.0%	14.2%
Renewals	2	145,000	4.2	$ 0.53	15.7%	4.3%
Total / Avg.	4	260,000	4.5	$ 0.49	20.0%	8.0%

As of September 30, 2021, INDUS’s 33 industrial/logistics buildings aggregated approximately 4.9 million square feet. INDUS’s industrial/logistics portfolio’s percentage leased and percentage leased of stabilized properties were as follows:

	Sept. 30,	June 30,	Mar. 31,	Dec. 31,
	2021	2021	2021	2020
Percentage Leased	95.4%	95.3%	99.2%	94.5%
Percentage Leased - Stabilized Properties	99.4%	99.4%	99.2%	95.7%

5 Lease cost per square foot per year reflects total lease costs (tenant improvements, leasing commissions and legal costs) per square foot per year of the lease term.

As of September 30, 2021, INDUS’s industrial/logistics portfolio vacancy was approximately 225,000 square feet, of which approximately 198,000 square feet is attributable to the Company’s 395,000 square foot value-add acquisition in Charlotte, North Carolina completed on June 28, 2021.

Acquisition Pipeline

On August 5, 2021, INDUS purchased a 139,500 square foot industrial/logistics building in Lakeland, Florida for a purchase price of $17.8 million (the “Lakeland Acquisition”). The Lakeland Acquisition is fully leased to two tenants with a weighted average remaining lease term of a little over two years and has a 4.0% in-place cash capitalization rate.

On August 5, 2021, INDUS also entered into an agreement (the “Forward Purchase Agreement”) to acquire, for a purchase price of $31.5 million, an under-construction, approximately 184,000 square foot industrial/logistics portfolio in Nashville, Tennessee (the “Nashville Acquisition”). The Nashville Acquisition is being developed on speculation by the seller and, upon completion, will be comprised of two buildings located in close proximity to downtown Nashville that will be delivered to INDUS vacant. Under the terms of the Forward Purchase Agreement, INDUS expects to close on the Nashville Acquisition by the end of the 2022 first quarter.

On August 20, 2021, INDUS entered into an agreement to acquire, for a purchase price of $14.6 million, an approximately 128,000 square foot, fully leased, industrial/logistics building in Charlotte, North Carolina (the “Charlotte Acquisition”). The Charlotte Acquisition is fully leased to one tenant with a weighted average remaining lease term of just under one year and has a 4.6% in-place cash capitalization rate. Subsequent to quarter end, on October 12, 2021, INDUS closed on the Charlotte Acquisition.

During September 2021, INDUS entered into three non-binding LOIs for the purchases of three industrial/logistics buildings for a combined purchase price of approximately $77.8 million. Subsequent to quarter end:

●	On October 27, 2021, INDUS entered into an agreement for one of the properties previously announced as under a non-binding LOI (the "South Carolina Purchase Agreement") to acquire, for a purchase price of $28.6 million before transaction costs, an industrial/logistics building in South Carolina (the “South Carolina Acquisition”) that is partially leased. The closing of the acquisition contemplated under the South Carolina Purchase Agreement is expected to take place in the 2021 fourth quarter.
●	On November 3, 2021, INDUS entered into an agreement for the second of the properties previously announced as under a non-binding LOI (the “Charleston Purchase Agreement”) to acquire, for a purchase price of $28.0 million before transaction costs, a to-be-constructed industrial/logistics building in Charleston, South Carolina (the “Charleston Acquisition”). The Charleston Acquisition is being developed on speculation by the seller and, upon completion, will be comprised of one building which will be delivered to INDUS vacant. Under the terms of the Charleston Purchase Agreement, INDUS expects to close on the Charleston Acquisition by the end of the 2022 fourth quarter.
●	INDUS is still a party to one non-binding LOI for the forward purchase of a to-be-constructed industrial/logistics building in the Charlotte, North Carolina market for a purchase price of $21.2 million.

The following is a summary of INDUS’s acquisition pipeline for its industrial/logistics portfolio as of November 3, 2021:

				Purchase
		Building		Price	Expected
Acquisitions	Market	Size (SF)	Type	($ in millions)	Closing
Acquisitions Under Contract
South Carolina Acquisition (one building)	South Carolina	Subject to	Value Add	$28.6	Q4 2021
		confidentiality
Nashville Acquisition (two buildings)	Nashville, TN	184,000	Forward	$31.5	Q1 2022
Charleston Acquisition (one building)	Charleston, SC	263,000	Forward	$28.0	Q4 2022

Acquisitions Under LOI
Forward purchase (one building)	Charlotte, NC	231,000	Forward	$21.2	Q4 2022
Total Acquisition Pipeline - Under Contract & LOI				$109.3

Closings on the purchases of the Nashville Acquisition, the South Carolina Acquisition, the Charleston Acquisition, and the remaining transaction under LOI are each subject to a number of contingencies, including the satisfactory completion of due diligence by INDUS. There can be no guarantee that these transactions will be completed under their current terms, anticipated timelines, or at all.

Development Pipeline

On August 6, 2021, INDUS entered into an agreement (the “Land Purchase Agreement”) to acquire, for a purchase price of $2.25 million, approximately 10.6 acres of undeveloped land in the Lehigh Valley of Pennsylvania (the “Lehigh Valley Land”). Under the terms of the Land Purchase Agreement, INDUS expects to close on the Lehigh Valley Land upon the seller receiving the requisite development entitlements for the Lehigh Valley Land, estimated to be during the first half of fiscal 2022. Subsequent to closing on the purchase of the Lehigh Valley Land, INDUS expects to begin construction, on speculation, of an approximately 90,000 square foot industrial/logistics building.

Subsequent to the end of the 2021 third quarter, INDUS completed and placed into service its approximately 141,000 square foot build-to-suit for Amazon in Charlotte (the “Charlotte Build-to-Suit”). With the addition of the Charlotte Acquisition and completion of the Charlotte Build-to-Suit, INDUS owns approximately 1.2 million square feet across six high quality industrial/logistics buildings in the Charlotte market.

The following is a summary of INDUS’s development pipeline for its industrial/logistics portfolio as of November 3, 2021:

		Building		Estimated
Project	Market	Size (SF)	Type	Completion
Ongoing Developments on Owned Land
Chapmans Road (one building)	Lehigh Valley, PA	103,000	Speculative	Q1 2022
110 Tradeport Drive (one building)	Hartford, CT	234,000	67% Pre-leased	Q3 2022
Jetport - Landstar Logistics (two buildings)	Orlando, FL	195,000	Speculative	Q3 2022

Planned Developments on Land Under Purchase & Sale Agreement
First & Second Allentown Purchase Agreements	Lehigh Valley, PA	206,000	Speculative	Q1 2023
Lehigh Valley Land	Lehigh Valley, PA	90,000	Speculative	Q2 2023
Total Ongoing and Planned Developments		828,000

INDUS expects that the total development and stabilization costs of the development projects in its pipeline listed above will total approximately $90.5 million, of which approximately $18.0 million has been expended through September 30, 2021. The Company has underwritten a weighted average stabilized Cash NOI yield between 5.8% - 6.3%6 on its development pipeline. Actual initial full year stabilized Cash NOI yields may vary from INDUS’s underwritten stabilized Cash NOI yield ranges based on the actual total cost to complete a project or acquire a property and its actual initial full year stabilized Cash NOI.

Closings on the purchases contemplated under the First & Second Allentown Purchase Agreements and the Lehigh Valley Land parcel, in addition to the completion and stabilization of the development pipeline, are each subject to a number of contingencies including the satisfactory completion of due diligence by INDUS. There can be no guarantee that these transactions and developments will be completed under their current terms, anticipated timelines, at the Company’s estimated underwritten yields, or at all.

Disposition Pipeline

During the 2021 third quarter, INDUS received a total of approximately $7.4 million of cash from several sales of real estate assets, including approximately $5.5 million from the sale of the approximately 277 acres of undeveloped land that comprised the Company’s Meadowood residential development in Simsbury, Connecticut.

On September 23, 2021, the Company entered into an agreement to sell, for a purchase price of $5.2 million, before transaction costs: (a) 5 and 7 Waterside Crossing, two adjacent multi-story office buildings aggregating approximately 161,000 square feet; (b) 21 Griffin Road North, an approximately 48,000 square foot office/flex building; and (c) 25 Griffin Road North, an approximately 8 acre parcel of undeveloped land.

As of November 3, 2021, INDUS had agreements in place to sell the following non-core properties and undeveloped land parcels:

			Property	Estimated	Sale Price
Name	Type	Location	Size	Closing	($ in millions)
1975, 1985 & 1995 Blue Hills Avenue	Industrial + Land	Windsor, CT	165,000 SF and 39 acres	Q4 2021	$18.0
5 & 7 Waterside Crossing: 21 Griffin Road North; 25 Griffin Road North	Office/Flex + Land	Windsor, CT	209,000 SF and 8 acres	Q4 2021	$5.2
Connecticut Nursery Farm	Land	E. Granby/Granby, CT	670 acres	Q4 2021	$10.3
Florida Farm	Land	Quincy, FL	1,066 acres	Q4 2021	$1.0
East Granby / Windsor Parcels	Land	E. Granby / Windsor, CT	280 acres	2022	$6.0
Total Gross Proceeds of Property & Land Dispositions Under Agreement, if Consummated					$40.5

The completion of the sales contemplated under these agreements is subject to satisfactory completion of due diligence by the buyers, among other contingencies. There can be no guarantee that the transactions contemplated will be completed under their current terms, or at all.

6 As a part of INDUS’s standard development and acquisition underwriting process, INDUS analyzes the targeted initial full year stabilized Cash NOI yield for each development project and acquisition target and establishes a range of initial full year stabilized Cash NOI yields, which it refers to as “underwritten stabilized Cash NOI yields.” Underwritten stabilized Cash NOI yields are calculated as a development project’s or acquisition’s initial full year stabilized Cash NOI as a percentage of its estimated total investment, including costs to stabilize the buildings to 95% occupancy (other than in connection with build-to-suit development projects and single tenant properties). INDUS calculates initial full year stabilized Cash NOI for a development project or acquisition by subtracting its estimate of the development project’s or acquisition’s initial full year stabilized operating expenses, real estate taxes and non-cash rental revenue, including straight-line rents (before interest, income taxes, if any, and depreciation and amortization), from its estimate of its initial full year stabilized rental revenue.

Liquidity & Capital Resources

The Company ended the 2021 third quarter with approximately $137.1 million of liquidity including approximately $37.1 million of cash on hand and $100.0 million available under the New Credit Facility (as defined below).

On August 5, 2021, the Company’s operating partnership, INDUS RT, LP, and the Company, as parent guarantor, entered into an agreement for a new secured revolving credit facility of up to $100 million (the “New Credit Facility”) that replaced its former credit facilities. Based on the Company’s current leverage, the initial annual interest rate under the New Credit Facility is one-month LIBOR plus 1.20%. As of September 30, 2021, INDUS had no borrowings under the New Credit Facility.

On September 2, 2021, INDUS entered into a sales agreement, with Robert W. Baird & Co. Incorporated, BMO Capital Markets Corp., BTIG, LLC, Citigroup Global Markets Inc., JMP Securities LLC, KeyBanc Capital Markets Inc. and Morgan Stanley & Co. LLC, each an agent (collectively “the agents”), relating to shares of its common stock, $0.01 par value per share (the “Common Stock”), offered by a prospectus supplement and the accompanying prospectus pursuant to a continuous offering or at-the-market equity issuance program (the “ATM program”). In accordance with the terms of the sales agreement, INDUS may, from time to time, offer and sell shares of its Common Stock having an aggregate gross sales price of up to $100 million through the agents, or directly to the agents, acting as principals, pursuant to the prospectus supplement filed on September 3, 2021, and the accompanying prospectus, dated August 10, 2021. As of September 30, 2021, INDUS had not yet issued any shares of common stock under the ATM program.

Subsequent to the end of the 2021 third quarter, on October 8, 2021, INDUS completed an underwritten public offering of 2,150,000 shares of its Common Stock at a price to the underwriters of $62.70 per share. On October 22, 2021, the underwriters exercised their option to purchase an additional 293,228 shares of common stock from INDUS at the same price. INDUS received net proceeds of approximately $152.8 million, after expenses, from the aggregate of 2,443,228 shares issued on October 8, 2021, and October 22, 2021. The Company intends to use the proceeds from this issuance of its Common Stock to finance its acquisition and development pipeline and for other corporate purposes.

Third Quarter Earnings Conference Call, Earnings Supplement and Investor Presentation

INDUS is hosting a live earnings conference call that will take place tomorrow, November 5, 2021, at 11:00 am Eastern Time, to discuss its 2021 third quarter financial and operating results and to provide a business update. Supplemental materials containing additional financial and operating information will be available on INDUS’s website at the start of the call. All investors and other interested parties are invited to either dial in to the call (to participate in a live Q&A) or log in to a listen-only webcast which, together with the supplemental information, can be accessed via the Investors section of INDUS’s website at ir.indusrt.com, by clicking this link, or by calling the following numbers:

PARTICIPANT DIAL IN (TOLL FREE): 1-866-777-2509

PARTICIPANT INTERNATIONAL DIAL IN: 1-412-317-5413

An archived recording of the webcast will be available for three months under the Investors section of INDUS’s website at ir.indusrt.com.

About INDUS

INDUS is a real estate business principally engaged in developing, acquiring, managing and leasing industrial/logistics properties. INDUS owns 45 buildings totaling approximately 5.5 million square feet (including 35 industrial/logistics buildings aggregating approximately 5.1 million square feet) in Connecticut, Pennsylvania, North Carolina and Florida in addition to over 3,100 acres of undeveloped land.

Forward-Looking Statements:

This Press Release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include INDUS’s beliefs and expectations regarding future events or conditions including, without limitation, the completion of acquisitions and dispositions under agreements and letters of intent, any sales of securities under the ATM Program, construction and development plans and timelines, the estimated underwritten stabilized Cash NOI of its developments and Cash NOI yield estimates, expected total development and stabilization costs of developments in INDUS’s pipeline, and expected capital availability and liquidity. Although INDUS believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved. The projected information disclosed herein is based on assumptions and estimates that, while considered reasonable by INDUS as of the date hereof, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the control of INDUS and which could cause actual results and events to differ materially from those expressed or implied in the forward-looking statements. Other important factors that could affect the outcome of the events set forth in these statements are described in INDUS’s Securities and Exchange Commission (“SEC”) filings, including the “Business,” “Risk Factors” and “Forward-Looking Statements” sections in INDUS’s Annual Report on Form 10-K for the fiscal year ended November 30, 2020, filed with the SEC on February 18, 2021, as updated by the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2021. INDUS disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release except as required by law.

Note Regarding Non-GAAP Financial Measures:

The Company uses FFO, Core FFO, Core FFO per share, NOI, Cash NOI, NOI of Industrial/Logistics Properties and Cash NOI of Industrial/Logistics Properties, as supplemental non-GAAP performance measures. Management believes that the use of these measures combined with net income (loss) (which remains the Company’s primary measure of performance), improves the understanding of the Company’s operating results among the investing public and makes comparisons of operating results to other REITs more meaningful.

The Company presents a funds from operations metric substantially similar to funds from operations as calculated in accordance with standards established by Nareit (“Nareit FFO”). Nareit FFO is calculated as net income (calculated in accordance with U.S. GAAP), excluding: (a) depreciation and amortization related to real estate, (b) gains and losses from the sale of certain real estate assets, (c) gains and losses from change in control and (d) impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity.

The Company defines FFO as Nareit FFO, plus an adjustment to remove the impact of an income tax benefit or provision in the periods prior to January 1, 2021. The Company includes the adjustment for income taxes because, beginning with the taxable year ending December 31, 2021, the Company intends to elect to be taxed as a REIT and believes including this adjustment enhances the comparability of the Company’s results for periods prior to this tax election. The Company believes it is useful to investors to have enhanced transparency into the way in which its management evaluates operating performance to prior comparable periods and with that of other REITs. This tax adjustment was not required for the 2021 nine month period.

The Company defines Core FFO and Core FFO per share as FFO and FFO per share, respectively, excluding: (a) costs related to conversion to a REIT; (b) expense related to the performance of the non-qualified deferred compensation plan; (c) change in fair value of financial instruments; (d) gains or losses on insurance recoveries and/or extinguishment of debt or derivative instruments; and (e) the write-off of non-recurring items. Per share metrics are calculated as Core FFO for the period divided by the weighted average diluted share count for the period.

NOI is a non-GAAP measure that includes the rental revenue and operating expenses and real estate taxes directly attributable to the Company’s real estate properties. NOI of Industrial/Logistics Properties is NOI excluding NOI for the Company’s non-industrial/logistics properties. The Company uses NOI and NOI of Industrial/Logistics Properties as supplemental performance measures because, in excluding real estate depreciation and amortization expense, general and administrative expenses, interest expense, gains (or losses) on the sale of real estate assets, investment income and other non-operating items, they provide a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. The Company also believes that NOI and NOI of Industrial/Logistics Properties will be useful to investors as a basis to compare its operating performance with that of other REITs. However, because NOI and NOI of Industrial/Logistics Properties excludes depreciation and amortization expense and captures neither the changes in the value of the Company’s properties that result from use or market conditions, nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of its properties (all of which have a real economic effect and could materially impact the Company’s results from operations), the utility of NOI and NOI of Industrial/Logistics Properties as measures of the Company’s performance is limited. Other equity REITs may not calculate NOI or NOI of Industrial/Logistics Properties in a similar manner and, accordingly, the Company’s NOI and NOI of Industrial/Logistics Properties may not be comparable to such other REITs’ NOI. Accordingly, NOI and

NOI of Industrial/Logistics Properties should be considered only as a supplement to net income (loss) as a measure of the Company’s performance. NOI and NOI of Industrial/Logistics Properties should not be used as measures of the Company’s liquidity, nor is it indicative of funds available to fund the Company’s cash needs. NOI and NOI of Industrial/Logistics Properties should not be used as a substitute for cash flow from operating activities in accordance with U.S. GAAP.

Cash NOI is a non-GAAP measure that the Company calculates by adding or subtracting non-cash rental revenue, including straight-line rental revenue, from NOI. Cash NOI of Industrial/Logistics Properties is Cash NOI excluding NOI for the Company’s non-industrial/logistics properties. The Company uses Cash NOI and Cash NOI of Industrial/Logistics Properties, together with NOI and NOI of Industrial/Logistics Properties, as supplemental performance measures. Cash NOI and Cash NOI of Industrial/Logistics Properties should not be used as measures of the Company’s liquidity, nor are they indicative of funds available to fund the Company’s cash needs. Cash NOI and Cash NOI of Industrial/Logistics Properties should not be used as a substitute for cash flow from operating activities computed in accordance with U.S. GAAP.

INDUS REALTY TRUST, INC.

Consolidated Statements of Operations

(dollars in thousands, except per share data)

(unaudited)

	2021	2020	2021	2020
	Third	Third	Nine Month	Nine Month
	Quarter	Quarter	Period	Period

Rental revenue	$10,754	$9,714	$30,677	$27,846

Expenses:
Operating expenses of rental properties	1,218	1,247	3,983	3,499
Real estate taxes	1,683	1,338	4,584	4,135
Depreciation and amortization expense	3,935	3,410	10,702	10,225
General and administrative expenses	2,283	2,379	7,977	6,935
Total expenses	9,119	8,374	27,246	24,794

Other income (expense):
Interest expense	(1,700)	(1,800)	(5,160)	(5,476)
Impairment of real estate assets	(3,000)	—	(3,000)	—
Change in fair value of financial instruments	(2,027)	(570)	(2,746)	(570)
Gain on sales of real estate assets	1,450	126	1,792	825
Investment and other income	119	6	241	32
	(5,158)	(2,238)	(8,873)	(5,189)

Loss before income tax (provision) benefit	(3,523)	(898)	(5,442)	(2,137)
Income tax (provision) benefit	(24)	241	(24)	500
Net loss	$(3,547)	$(657)	$(5,466)	$(1,637)

Basic and diluted net loss per common share	$(0.46)	$(0.12)	$(0.76)	$(0.32)

Weighted average number of shares outstanding	7,724,000	5,352,000	7,231,000	5,190,000

INDUS REALTY TRUST, INC.

Consolidated Balance Sheets

(dollars in thousands, except per share data)

(unaudited)

	Sep. 30, 2021	Dec. 31, 2020
ASSETS
Real estate assets at cost, net	$343,815	$242,321
Cash and cash equivalents	37,135	28,124
Real estate assets held for sale, net	4,633	6,802
Other assets	36,419	22,137
Total assets	$422,002	$299,384

LIABILITIES AND STOCKHOLDERS' EQUITY
Mortgage loans and construction loan, net of debt issuance costs	$166,457	$160,655
Deferred revenue	9,632	9,586
Warrant liability	—	8,790
Accounts payable and accrued liabilities	11,055	3,669
Mortgage loan related to asset held for sale	4,816	—
Other liabilities	16,440	17,567
Total liabilities	208,400	200,267
Commitments and Contingencies
Stockholders' Equity
Common stock, par value $0.01 per share, 50,000,000 authorized, 7,730,723 shares issued and outstanding, and 10,000,000 shares authorized, 5,663,040 shares issued and outstanding, respectively	77	57
Additional paid-in capital	246,643	116,732
Accumulated deficit	(28,850)	(9,817)
Accumulated other comprehensive loss, net of tax	(4,268)	(7,855)
Total stockholders' equity	213,602	99,117
Total liabilities and stockholders' equity	$422,002	$299,384

INDUS REALTY TRUST, INC.

Non-GAAP Reconciliations – Funds from Operations (“FFO”) and Core FFO

(dollars in thousands)

(unaudited)

	2021	2020	2021	2020
	Third	Third	Nine Month	Nine Month
	Quarter	Quarter	Period	Period
Net loss	($ 3,547)	($ 657)	($ 5,466)	($ 1,637)
Exclude:
Depreciation and amortization expense	3,935	3,410	10,702	10,225
Non-real estate depreciation & amortization expense	(25)	(26)	(63)	(67)
Gain on sales of real estate assets	(1,450)	(126)	(1,792)	(825)
Impairment loss	3,000	-	3,000	-
Income tax benefit	-	(241)	-	(500)
FFO	1,913	2,360	6,381	7,196
Exclude:
General and administrative expenses related to REIT conversion (1)	144	426	407	751
General and administrative expenses related to non-qualified deferred compensation plan performance (2)	(69)	204	351	82
Change in fair value of financial instruments	2,027	570	2,746	570
Core FFO	$ 4,015	$ 3,560	$ 9,885	$ 8,599

Weighted average number of shares outstanding - basic	7,724,000	5,352,000	7,231,000	5,190,000
Dilutive securities	175,000	72,000	150,000	62,000
Weighted average number of shares outstanding - dilutive	7,899,000	5,424,000	7,381,000	5,252,000

Incremental shares from dilutive securities are not used for per share measures when the inclusion would be anti-dilutive.

(1)	The 2021 third quarter reflects consulting costs related to compensation and recruitment of personnel of $144. The 2020 third quarter includes legal fees of $411 and consulting costs related to compensation and recruitment of personnel of $15. The 2021 nine month period includes legal fees of $216 and consulting costs related to compensation and recruitment of personnel of $191. The 2020 nine month period includes legal fees of $535 and consulting costs related to compensation and recruitment of personnel of $216.
(2)	The 2021 third quarter is the first reporting period in which the Company has made an adjustment to remove G&A Expenses from Non-Qualified Deferred Compensation Plan Performance from the calculation of Core FFO. G&A Expenses from Non-Qualified Deferred Compensation Plan Performance are non-cash expenses and will be subject to stock market fluctuations from period-to-period and, as such, the Company expects that removal of these expenses from Core FFO will provide a more consistent and useful metric to investors going forward.

INDUS REALTY TRUST, INC.
Non-GAAP Reconciliations – NOI and Cash NOI

(dollars in thousands)

(unaudited)

	2021	2020	2021	2020
	Third	Third	Nine Month	Nine Month
	Quarter	Quarter	Period	Period
Net loss	($ 3,547)	($ 657)	($ 5,466)	($ 1,637)
Income tax provision (benefit)	24	(241)	24	(500)
Pretax loss	(3,523)	(898)	(5,442)	(2,137)
Exclude:
Depreciation and amortization expense	3,935	3,410	10,702	10,225
General and administrative expenses	2,283	2,379	7,977	6,935
Interest expense	1,700	1,800	5,160	5,476
Change in fair value of financial instruments	2,027	570	2,746	570
Gain on sales of real estate assets	(1,450)	(126)	(1,792)	(825)
Impairment loss	3,000	-	3,000	-
Investment and other income	(119)	(6)	(241)	(32)
NOI	7,853	7,129	22,110	20,212
Noncash rental revenue including straight-line rents	(754)	(824)	(1,610)	(1,942)
Cash NOI	$ 7,099	$ 6,305	$ 20,500	$ 18,270

NOI	$ 7,853	$ 7,129	$ 22,110	$ 20,212
Exclude:
Rental revenue from non-industrial/logistics properties	(1,448)	(1,577)	(4,361)	(4,645)
Operating expenses of non-industrial/logistics properties	528	576	1,576	1,540
Real estate taxes of non-industrial/logistics properties	203	215	598	651
NOI of Industrial/Logistics Properties	7,136	6,343	19,923	17,758
Noncash rental revenue including straight-line rents of industrial/logistics properties	(749)	(773)	(1,548)	(1,568)
Cash NOI of Industrial/Logistics Properties	$ 6,387	$ 5,570	$ 18,375	$ 16,190